Exhibit 99.1

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 06-19

For more information contact: G. Darcy Klug, Executive Vice President
Phone: (337) 896-6664

OMNI UPDATES 2006 GUIDANCE

Company Expects to Complete Rig Tool Acquisition in 4th Quarter

CARENCRO, LA – SEPTEMBER 18, 2006 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) announced today that it expects its fiscal 2006 net income from continuing operations to range between $18.0 and $19.0 million ($0.74 to $0.78 per diluted share based on 24.3 million weighted average diluted shares outstanding) with projected revenues exceeding $90.0 million, more than double the $43.4 million reported for fiscal 2005. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) may top $25.0 million as compared to $7.3 million for the year ended December 31, 2005. The projected 2006 results include the operations of Preheat, Inc. (“Preheat”) from February 10, 2006, the effective date of that acquisition. EBITDA, which is a non-U.S. generally accepted accounting principal (GAAP) financial measure, is provided herein to assist investors to better understand OMNI’s financial performance. See the reconciliation of net income to EBITDA on the last page of this press release including a discussion of why OMNI believes this non-GAAP financial measure is useful.

OMNI also confirmed that it is in the final stages of completing satisfactory due diligence in connection with the previously announced potential acquisition of Rig Tools, Inc. (“Rig Tools”). Closing of this acquisition is expected to occur during the 4th quarter of 2006. Additionally, OMNI said it believes Rig Tools will report pro forma net income of more than $1.3 million and EBITDA between $3.5 and $4.0 million on projected revenues of approximately $13.0 million for the 2006 year. The financial results of Rig Tools will be included in OMNI’s reported results from the date of the closing and are expected to be immediately accretive. On a pro forma basis including the pro forma results of Preheat and Rig Tools for the full 2006 year, OMNI said its pro forma net income and EBITDA could reach $19.0 million and $29.0 million, respectively, on revenues between $105.0 and $110.0 million. Further, concurrent with the closing of the acquisition, OMNI expects to amend the terms of its existing credit agreements to include, among other things, more favorable interest rates on outstanding bank indebtedness.

Commenting on the updated guidance, James C. Eckert, Chief Executive Officer, said “Our management team has worked hard not only to integrate the acquisition of Preheat but also to build upon the foundation of our other core business units – Seismic Drilling and Environmental Cleaning. The outlook for all of our businesses remains very positive with utilization rates of our equipment and personnel running at exceptionally high levels. Backlog for our seismic drilling services remains strong and is expected to continue at these levels at least through fiscal 2007. Additionally, we are very excited about the anticipated completion of the Rig Tools acquisition combined with the potential impact of the projected synergies going forward from this acquisition. Anticipated organic growth of our core businesses, along with our continuing focus on strategic opportunities as they arise, has us very optimistic about the balance of fiscal 2006 and the longer term outlook into fiscal 2007 and beyond.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the Gulf of Mexico. OMNI provides its services through three business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services and Equipment Leasing. OMNI’s services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties associated with the ability to continue integrating successfully the Preheat, Inc. acquisition, the ability to close timely and integrate the Rig Tools, Inc. acquisition referenced herein, the timely conversion of seismic drilling backlog into revenue, OMNI’s dependence on activity in the oil and gas industry, labor shortages, permit delays, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI and other risks detailed in OMNI’s filings with the Securities and Exchange Commission.

EBITDA consists of earnings (net income from continuing operations) before interest expense, provision for income taxes, depreciation and amortization. EBITDA includes other (income) expense because these items are either non-recurring or non-cash. This term, as OMNI defines it, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.

The Securities and Exchange Commission (SEC) has adopted rules regulating the use of non-GAAP financial measures, such as EBITDA, in disclosures and press releases. These rules require non-GAAP financial measures to be presented with, and reconciled to, the most nearly comparable financial measure calculated and presented in accordance with GAAP.

Set forth below is a reconciliation of net income from continuing operations to EBITDA. Management uses EBITDA to measure the operating results and effectiveness of its ongoing business. OMNI believes this measurement is important to its investors and financial analysts because it allows a more effective evaluation of OMNI’s performance using the same measurements that management uses. EBITDA is an indication of OMNI’s ability to generate cash available to internally fund its expansion plans and service its debt obligations. This non-GAAP financial measure may not be comparable to similarly titled measurements used by other companies and should not be used as a substitute for net income, earnings per share, operating cash flow or other GAAP operating measurements. The results shown below represent results projected for the year ending December 31, 2006.

OMNI ENERGY SERVICES CORP.

UNAUDITED OTHER PROJECTED FINANCIAL DATA

	YEAR ENDING DECEMBER 31, 2006
	Low Range	High Range
	(in thousands)
Net income from continuing operations	$18,000	$19,000
Plus (less):
Interest expense	4,719	4,719
Other income	(285)	(285)
Depreciation and amortization	5,566	5,566
Income tax benefit	(3,750)	(3,750)

EBITDA	$24,250	$25,250